EXHIBIT 99.1

NEWS RELEASE for May 7, 2008
BIOLASE REPORTS 26% YEAR-OVER-YEAR SALES INCREASE
AND BREAKEVEN NET INCOME FOR THE FIRST QUARTER OF 2008
IRVINE, CA (May 7, 2008) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its first quarter ended March 31, 2008.
Net revenue for this year’s first quarter was $19.0 million, up approximately 26 percent from $15.1 million in last year’s first quarter. Gross profit for the first quarter of 2008 increased $1.4 million, however, gross margin as a percentage of sales decreased to 50 percent of net revenue as compared with 54 percent of net revenue in the same period of 2007. Operating expenses in this year’s first quarter were $10.1 million compared to operating expenses of $10.0 million in the first quarter of 2007. Net income for the first quarter of 2008 was $26,000, or $0.00 per diluted share, compared with a net loss of $1.7 million, or $0.07 per diluted share, in the same period of 2007.
The improvement in gross profit dollars of $1.4 million was driven by a $2.1 million volume increase offset by $360,000 discounts on demonstration equipment sales, an increase in symposium costs of $295,000 and other components netting to approximately $45,000. Operating expenses remained relatively constant in the first quarter of 2008 compared to the first quarter of 2007 and declined from $12.4 million in the fourth quarter of 2007, which included $802,000 of restructuring expense. Other income increased $461,000 including a gain on foreign currency of $616,000 in the first quarter of 2008 compared to a gain of $53,000 in the same quarter of 2007.
BIOLASE Chief Executive Officer Jake St. Philip said that the first quarter showed solid progress as top and bottom line improvements were substantial as compared to last year’s corresponding period. “This is the first time we have reported a quarterly profit in the past four quarters, and while nominal, we believe it is a sign of the operational progress we are making,” Mr. St. Philip said. “We view this quarter as a solid foundation for the year. We are pleased with the operational improvements we are making as well as domestic sales performance. We will continue to focus on international performance and strengthening our global organization for stable growth and performance in the future.”
As of March 31, 2008, the balance sheet showed cash and cash equivalents of $13.9 million, total assets of $41.7 million and total stockholders’ equity of $17.3 million.
Conference Call
As previously announced, the Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2008 and to answer questions. Slides will be used during this call. Directions for accessing the slides, can be found below.
Phone Participation
To listen to the conference call live via telephone, please dial 1-800-762-8908 from the U.S. or, for international callers, please dial +1-480-248-5085, approximately 10 minutes before the start time. In order to access the slides that will be used on the call, click on the link provided on the Investors section of the BIOLASE website at www.biolase.com to listen to the event, register and select the “No Audio, Slides Only” option.
Webcast Participation
To listen to the conference call live and view the slide presentation via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com. Please go to the website 15 minutes prior to the call to register, download and install the necessary software.
Replay
A telephone replay will be available for two days by dialing 1-800-406-7325 from the U.S., or +1-303-590-3030 for international callers, and entering passcode number 3870691. In addition, a replay will be available on BIOLASE’s website.
About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.
This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.
For further information, please contact: Jake St. Philip, Chief Executive Officer of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.
- TABLE FOLLOWS -

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Products and services revenue	$18,037	$14,100
License fees and royalty revenue	1,004	960

Net revenue	19,041	15,060
Cost of revenue	9,459	6,923

Gross profit	9,582	8,137

Operating expenses:
Sales and marketing	5,605	6,393
General and administrative	3,077	2,377
Engineering and development	1,461	1,210

Total operating expenses	10,143	9,980

Loss from operations	(561)	(1,843)

Gain on foreign currency transactions	616	53
Interest income	58	152
Interest expense	(24)	(16)

Non-operating income, net	650	189

Income (loss) before income tax provision	89	(1,654)
Income tax provision	63	69

Net income (loss)	$26	$(1,723)

Net income (loss) per share:
Basic	$0.00	$(0.07)

Diluted	$0.00	$(0.07)

Shares used in the calculation of net income (loss) per share:
Basic	24,056	23,791

Diluted	24,295	23,791

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$13,881	$14,566
Accounts receivable, less allowance of $1,034 and $1,033 in 2008 and 2007, respectively	10,192	11,266
Inventory, net	7,614	7,627
Prepaid expenses and other current assets	1,701	2,317

Total current assets	33,388	35,776

Property, plant and equipment, net	3,897	4,040
Intangible assets, net	1,116	1,208
Goodwill	2,926	2,926
Deferred tax asset	58	50
Other assets	307	308

Total assets	$41,692	$44,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$1,972	$3,552
Accounts payable	7,934	6,151
Accrued liabilities	6,771	9,431
Deferred revenue, current portion	4,861	5,649

Total current liabilities	21,538	24,783
Deferred tax liabilities	361	342
Deferred revenue, long-term	2,007	2,236
Other liabilities, long-term	442	456

Total liabilities	24,348	27,817

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 26,106 and 25,967 shares issued and 24,142 and 24,003 shares outstanding in 2008 and 2007, respectively	27	26
Additional paid-in capital	114,200	113,430
Accumulated other comprehensive gain	111	54
Accumulated deficit	(80,595)	(80,620)

	33,743	32,890
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	17,344	16,491

Total liabilities and stockholders’ equity	$41,692	$44,308

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